Exhibit 99.1

CONTACT INFORMATION

Investor Relations
Contact:	Blair A. (Andy) Rieth, Jr., Vice President, Investor Relations
Phone:	812-931-2199
Email:	andy.rieth@hill-rom.com

Media
Contact:	Marylou McNally, Vice President, Corporate Communications
Phone:	312-819-7233
Email:	marylou.mcnally@hill-rom.com

HILL-ROM REPORTS FISCAL FIRST QUARTER RESULTS; PROVIDES SECOND QUARTER AND FULL YEAR FINANCIAL OUTLOOK

•	First quarter revenue of $381 million grew 2 percent versus prior year
•	GAAP and adjusted diluted earnings per share for the first quarter were $0.53 compared to $0.55 in the prior year
•	Second quarter financial guidance: Constant currency revenue is expected to be flat compared to the prior year with earnings of $0.53 to $0.55 per diluted share, excluding special items
•	Full year 2012 financial guidance: Constant currency revenue is expected to grow 3 to 4 percent and earnings are expected to be $2.45 to $2.50 per diluted share, excluding special items

BATESVILLE, Ind., January 25, 2012 /PRNewswire-FirstCall/ -- Hill-Rom Holdings, Inc. (NYSE: HRC) announced final financial results for its fiscal first quarter ended December 31, 2011 and reiterated its outlook for 2012. Earnings per diluted share decreased 4 percent during the period to $0.53 from $0.55.  Prior period earnings included a non-recurring benefit of $0.03 per share due to the reinstatement of the Research and Development Tax Credit for a previous period.  Net income decreased to $33 million from $35 million over the same period.

Hill-Rom’s quarterly revenue of $381 million increased 2 percent compared to last year.  Domestic revenue increased 7 percent to $272 million, while revenue outside the United States decreased 9 percent to $109 million in the same period.  Foreign exchange rates did not materially impact revenue comparisons.

Management Comments

“First quarter results were in line with our previously announced preliminary figures,” stated John J. Greisch, President & CEO.  “Strong performance in our North America Acute Care business, where revenue increased 7 percent, was partially offset by declines in our Post Acute Care and International businesses.    Despite a challenging environment, we are confident in our ability to deliver our earnings outlook for the year through disciplined management of our cost structure as we demonstrated in the first quarter.”

Financial and Operational Highlights

-- First quarter revenue highlights include:

-- North America Acute Care.  North America Acute Care revenue grew 7 percent to approximately $234 million.  Capital sales increased 11 percent primarily due to higher sales of patient support systems, which grew 13 percent.  Rental revenue declined 2 percent versus the prior year.

-- International.  International segment revenue, which excludes Canada, declined 7 percent to approximately $97 million, due primarily to declines in Latin America and European regions.

-- North America Post-Acute Care.  North America Post-Acute Care revenue declined 3 percent to approximately $51 million.  Capital sales increased 5 percent and rental revenue decreased 5 percent versus the prior year.  Extended care revenue growth was more than offset by a decline in our home care business versus the prior year.

-- First quarter operating cash flow was $62 million, compared to $24 million in the prior year.

-- The Company commercialized its new powered stretcher products which received Food and Drug Administration (FDA) 510k clearance last quarter.

-- During the quarter, the Company announced an agreement to acquire Völker group for approximately $85 million. The acquisition is expected to close within the first calendar quarter of 2012.

Please see the attached schedules for additional information, including condensed financial information, summary balance sheet, cash flow statement and segment sales summaries.

For a more complete review of Hill-Rom’s results, please refer to our Quarterly Report on Form 10-Q for the quarter ended December 31, 2011, which will be filed later this week.

Financial Guidance Summary

For the second quarter of fiscal 2012, Hill-Rom expects constant currency revenue to be flat compared to the prior year and expects adjusted earnings of $0.53 to $0.55 per diluted share.
Hill-Rom expects full-year constant currency revenue growth of between 3 and 4 percent and adjusted earnings of $2.45 to $2.50 per diluted share.  If currency rates remain stable near recent levels, the Company expects revenue growth to be approximately 1 percentage point lower on a reported basis for both the second quarter and full year.  Cash flow from operations for the full year is expected to be approximately $290 to $300 million.

Hill-Rom Holdings, Inc. routinely provides earnings per share results and guidance on an adjusted basis because the Company’s management believes that the presentation provides useful information to investors.  These measures exclude strategic developments, special charges and the impact of significant litigation or other unusual events. Such items may be highly variable, difficult to predict and of a size that sometimes have substantial impact on the Company's reported operations for a period. Often, prospective quantification of such items is not feasible.  Management uses these measures internally for planning, forecasting and evaluating the performance of the business. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Additional assumptions and discussion will be provided during the Company’s conference call to be held tomorrow morning.  Information to access the webcast is provided below.

Conference Call Webcast and Replay

The Company will sponsor a conference call and webcast for the investing public at 8:00 a.m. ET, on Thursday, January 26, 2012.  The webcast is available at http://ir.hill-rom.com/events.cfm or http://ir.hill-rom.com/eventdetail.cfm?eventid=107573 and will be archived on the Company's website for those who are unable to listen live. A replay of the call is also available through February 2, 2012 at 855-859-2056 (404-537-3406 International). Code 40811485 is needed to access the replay.

ABOUT HILL-ROM HOLDINGS, INC.

Hill-Rom is a leading worldwide manufacturer and provider of medical technologies and related services for the health care industry, including patient support systems, safe mobility and handling solutions, non-invasive therapeutic products for a variety of acute and chronic medical conditions, medical equipment rentals and information technology solutions.  Hill-Rom’s comprehensive product and service offerings are used by health care providers across the health care continuum and around the world in hospitals, extended care facilities and home care settings to enhance the safety and quality of patient care.

Hill-Rom…enhancing outcomes for patients and their caregivers.

www.hill-rom.com

Disclosure Regarding Forward-Looking Statements
Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company's future plans, objectives, beliefs, expectations, representations and projections.  The Company has tried, wherever possible, to identify these forward-looking statements using words such as "intend," "anticipate," "believe," "plan," "encourage," "expect," "may," "goal," "become," "pursue," "estimate," "strategy," "will," "projection," "forecast," "continue," "accelerate," "promise," "increase," “higher,” “lower,” “reduce,” “improve,” “expand,” “progress,” “potential” or the negative of those terms or other variations of them or by comparable terminology.  The absence of such terms, however, does not mean that the statement is not forward-looking.  It is important to note that forward-looking statements are not guarantees of future performance, and the Company's actual results could differ materially from those set forth in any forward-looking statements.  Factors that could cause actual results to differ from forward-looking statements include but are not limited to: the Company's dependence on its relationships with several large group purchasing organizations, whether the Company's new products are successful in the marketplace, impacts of healthcare reform, compliance with federal healthcare programs, collections of accounts receivable, compliance with FDA regulations, potential exposure to product liability or other claims, failure of the Company's announced or future strategic initiatives and restructuring and realignment activities to achieve expected growth, efficiencies or cost reductions, failure of the Company to execute its acquisition and business alliance strategy through the consummation and successful integration of acquisitions or entry into joint ventures or other business alliances, increased costs or unavailability of raw materials, adverse changes in global economic conditions or disruptions of credit markets, labor disruptions, the ability to retain executive officers and other key personnel, and certain tax-related matters.  For a more in depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading "Risk Factors" in the Company's previously filed most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.  The Company assumes no obligation to update or revise any forward-looking statements.
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Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Dollars in millions except per share data)

	Quarterly Period Ended December 31
	2011	2010
Net revenues
Capital sales	$266.9	$256.7
Rental revenues	114.2	117.5
Total revenues	381.1	374.2
Cost of revenues
Cost of goods sold	147.7	139.6
Rental expenses	48.3	50.1
Total cost of revenues	196.0	189.7
Gross profit
Capital	119.2	117.1
Rental	65.9	67.4
Total gross profit	185.1	184.5
As a percentage of sales	48.6%	49.3%

Research and development expenses	15.3	14.8
Selling and administrative expenses	120.2	120.0

Operating profit	49.6	49.7

Other income (expense), net	(1.2)	(2.1)

Income tax expense	15.5	12.2

Net income	32.9	35.4

Less: Net income attributable to noncontrolling interest	-	0.2

Net income attributable to common shareholders	$32.9	$35.2

Diluted earnings per share	$0.53	$0.55

Average common shares outstanding - diluted (thousands)	62,337	64,244

Dividends per common share	$0.1125	$0.1025

Non-GAAP Financial Disclosures and Reconciliations

While Hill-Rom reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hill-Rom uses the non-GAAP measures to evaluate and manage its operations and provides the information to assist investors in performing financial analysis that is consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hill-Rom Holdings, Inc. and Subsidiaries
Revenues - Constant Currency
(Dollars in millions)

	Quarterly Period Ended December 31
	2011	Foreign Exchange	2011	2010	Constant Currency
	As Reported	Impact	Adjusted	As Reported	Change

Capital sales	$266.9	$(0.2)	$267.1	$256.7	4.1%
Rental revenues	114.2	-	114.2	117.5	-2.8%
Total	$381.1	$(0.2)	$381.3	$374.2	1.9%

Acute Care	$233.7	$(0.1)	$233.8	$218.1	7.2%
Post-Acute Care	50.7	-	50.7	52.3	-3.1%
International	96.7	(0.1)	96.8	103.8	-6.7%
Total	$381.1	$(0.2)	$381.3	$374.2	1.9%

Hill-Rom Holdings, Inc. and Subsidiaries
Reconciliation: Earnings Per Share
(Dollars in millions except per share data)

	Quarterly Period Ended December 31, 2011			Quarterly Period Ended December 31, 2010
	Income Before Income Taxes	Income Tax Expense	Diluted EPS	Income Before Income Taxes and NCI	Income Tax Expense	Diluted EPS

GAAP Earnings	$48.4	$15.5	$0.53	$47.6	$12.2	$0.55
Adjustments:
Vendor product recall	(2.1)	(0.8)	(0.02)	-	-	-
Inventory step-up and acquisition costs	1.7	0.5	0.02	-	-	-
Adjusted Earnings	$48.0	$15.2	$0.53	$47.6	$12.2	$0.55

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in millions)

	December 31, 2011	September 30, 2011
Assets
Current Assets
Cash and cash equivalents	$213.9	$224.6
Trade accounts receivable, net of allowances	350.7	386.2
Inventories, net	93.9	95.6
Other current assets	71.4	85.3
Total current assets	729.9	791.7

Property, plant and equipment, net	216.2	222.8
Goodwill	87.0	87.2
Other assets	189.7	197.4

Total Assets	$1,222.8	$1,299.1

Liabilities
Current Liabilities
Trade accounts payable	$63.4	$64.8
Short-term borrowings	49.0	100.3
Other current liabilities	124.2	168.9
Total current liabilities	236.6	334.0

Long-term debt	50.1	50.8
Other long-term liabilities	167.4	172.6

Total Liabilities	454.1	557.4

Shareholders' Equity	768.7	741.7

Total Liabilities and Shareholders' Equity	$1,222.8	$1,299.1

Hill-Rom Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Dollars in millions)

	Quarterly Period Ended December 31
	2011	2010
Operating Activities
Net income	$32.9	$35.4
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	26.6	25.4
Provision for deferred income taxes	(3.6)	(1.6)
Gain on disposal of property, equipment leased to others,
intangible assets and impairments	(1.6)	(0.1)
Stock compensation	2.5	2.6
Excess tax benefits from employee stock plans	(0.7)	(3.6)
Change in working capital excluding cash, current investments, current debt, acquisitions and dispositions:
Trade accounts receivable	34.8	1.7
Inventories	1.8	(4.3)
Other current assets	16.5	11.3
Trade accounts payable	(1.7)	(12.8)
Accrued expenses and other liabilities	(43.5)	(31.0)
Other, net	(1.9)	0.5
Net cash provided by operating activities	62.1	23.5

Investing Activities
Capital expenditures and purchase of intangibles	(18.6)	(12.5)
Proceeds on sales of property and equipment leased to others	3.1	2.1
Proceeds on investment sales and maturities	-	0.2
Net cash used in investing activities	(15.5)	(10.2)

Financing Activities
Change in short-term debt	(3.8)	7.0
Payment of long-term debt	(47.3)	-
Purchase of noncontrolling interest	(0.7)	(10.6)
Payment of cash dividends	(7.0)	(6.5)
Proceeds on exercise of options	2.1	19.1
Proceeds from stock issuance	0.9	0.8
Excess tax benefits from employee stock plans	0.7	3.6
Treasury stock acquired	(1.7)	(28.8)
Net cash used in financing activities	(56.8)	(15.4)

Effect of exchange rate changes on cash	(0.5)	-

Total Cash Flows	(10.7)	(2.1)

Cash and Cash Equivalents:
At beginning of period	224.6	184.5
At end of period	$213.9	$182.4